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                                                                    EXHIBIT 12.3

                     HMH PROPERTIES, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In millions, except ratio amounts)

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                                                                Thirty-six     Thirty-six
                                                                weeks ended    weeks ended
                                                               September 11,  September 12,                Fiscal Year
                                                               -------------  -------------  --------------------------------------
                                                                   1998           1997        1997    1996    1995    1994    1993
                                                               -------------  -------------  ------  ------  ------  ------  ------
Income from operations before income taxes....................    $ 110          $  78        $ 78    $ 54    $ 43    $ 50    $ 23
Add (deduct)
  Fixed charges...............................................      140             92         137     110      81      69      67
  Capitalized interest........................................       --             --          --      (1)     (2)     (1)     (5)
  Amortization of capitalized interest........................        2              1           1       2       1       2       3
  Net losses related to certain 50% or less owned affiliate...       --             --           1      (1)     --      (1)     --
  Minority interest in consolidated affiliates................        7             --          --       --     --      --      --
                                                               -------------  -------------  ------  ------  ------  ------  ------
Adjusted earnings.............................................    $ 259          $ 171        $217    $164    $123    $119    $ 88
                                                               =============  =============  ======  ======  ======  ======  ======

Fixed charges:
  Interest on indebtedness and amortization of deferred
    financing costs...........................................    $ 131          $  86        $128    $101    $ 77    $ 65    $ 65
  Dividends on Convertible Preferred Securities of
    Subsidiary Trust..........................................       --             --          --      --      --      --      --
  Portion of rents representative of the interest factor......        9              6           9       9       4       4       2
  Debt service guarantee interest expense of
    unconsolidated affiliates.................................       --             --          --      --      --      --      --
                                                               -------------  -------------  ------  ------  ------  ------  ------
Total fixed charges...........................................    $ 140          $  92        $137    $110    $ 81    $ 69    $ 67
                                                               =============  =============  ======  ======  ======  ======  ======
Ratio of earnings to fixed charges............................     1.85           1.86        1.58    1.49    1.52    1.72    1.31
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